Exhibit 99.1


         FOR IMMEDIATE RELEASE               Contact: Julie Beynon 212-826-3513
         ---------------------               Web Site: www.hartmarx.com


                       HARTMARX REPORTS OPERATING RESULTS
                     FOR ITS SECOND QUARTER AND SIX MONTHS;
                    LOWERS FULL YEAR 2006 EARNINGS GUIDANCE


         CHICAGO, June 29, 2006 - - Hartmarx Corporation (NYSE: HMX) today reported operating results for its second quarter and six months ended May 31, 2006. Second quarter revenues were $152.6 million compared to $145.7 million in 2005. Net earnings were $3.9 million or $.10 per diluted share in the current period compared to net earnings of $5.4 million or $.15 per diluted share last year. For the six months, revenues increased to $296.8 million from $289.6 million in 2005. Net earnings were $6.5 million or $.17 per diluted share compared to net earnings of $9.6 million or $.26 per diluted share in 2005.

         Homi B. Patel, chairman and chief executive officer of Hartmarx, commented, "Our second quarter and year-to-date results are extremely disappointing and below our internal plans. For the first time in five years, we will be lowering the annual earnings guidance established at the beginning of the year. Frankly, we find this unacceptable.

         "The ongoing consolidation and other ownership changes in the mainstream department store channel resulted in lower margins in the moderate priced tailored clothing product category. We experienced more off-price sales and customer allowances than previously anticipated. The current intensely competitive retail environment in this channel has continued longer than originally expected and does not show signs of improving in the immediate future. We are taking immediate actions to cut operating expenses, reduce inventories to generate cash and prune those programs that are not contributing sufficient incremental margins. We believe that these steps should result in significant earnings improvement for 2007 and put us back on track towards our long-term earnings objectives.

         "Other product categories performed satisfactorily. Tailored clothing at the higher price points is selling well at retail. The Misook business, acquired in July, 2004, continues to generate excellent earnings; the Simply Blue business, acquired at the end of October, 2005, contributed $11.2 million to year-to-date revenues and approximately $.035 to diluted earnings per share, and is on target to be accretive for the full year within our previously stated range of $.05 to $.07 per share. And, we are actively pursuing acquisitions that can be accretive to earnings, consistent with our strategic criteria.


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         "We are lowering our 2006 full year guidance to reflect the first half shortfall and current outlook. We continue to expect revenues for the full year to increase in the low- to mid-single digits. We now anticipate full year diluted earnings per share in the range of $.50 to $.55, which includes any one-time costs associated with the changes we are making; this compares to the previous guidance of a 12% - 20% earnings improvement over last year's $.63 per diluted share.

         "Despite the lower year-to-date earnings and expectations for the full year, we are ahead of plan on reducing our investment in working capital and related debt. Whereas at November 30, 2005, inventories were $23.1 million higher than the year earlier date, at May 31, 2006, they were $156.9 million, $7.7 million higher than the year earlier period. Total debt was $109.4 million at May 31, 2006 compared to $105.9 million in the year earlier period; total debt declined approximately $19 million from the year earlier period after excluding the amounts paid for Simply Blue and Hartmarx stock repurchases. We anticipate that we will meet or exceed our goal of reducing debt (excluding the impact of acquisitions, stock repurchases or dividends) by 20% at year-end.

         "As of today's date, the Company has repurchased 494,500 Hartmarx shares at an average cost of $7.76, pursuant to the previously announced authorization to acquire up to 2 million of its common shares. We will continue to repurchase our stock on the open market as conditions warrant," Mr. Patel concluded.

         Second quarter operating earnings were $8.5 million in 2006 compared to $10.7 million in 2005. For the six months, operating earnings declined to $14.8 million from $19.2 million in 2005. The decrease reflected a lower gross margin rate of 33.0% for the six months compared to 34.1% in 2005 and resulted from more off-price sales and customer allowances principally affecting moderate priced tailored clothing and certain of the women's lines. Selling, general and administrative expenses were $84.3 million compared to $80.6 million in 2005 on the higher sales, representing 28.4% of sales compared to 27.8% in 2005. The $3.7 million increase reflected, among other things, incremental expenses of $4.4 million related to the Simply Blue business, $.7 million of stock compensation expense resulting from the adoption of FASB Statement No. 123R, effective for the Company's fiscal year beginning on December 1, 2005, and approximately $2.2 million of incremental costs associated with two new retail stores opened in the second half of 2005, the launch of the "hickey" brand and additional Hart Schaffner Marx brand marketing costs. Interest expense was $4.5 million year-to-date compared to $3.4 million in 2005, reflecting both the higher borrowing level due to the $21 million paid in October, 2005 for the Simply Blue acquisition as well as higher rates.

         Hartmarx produces and markets business, casual and golf apparel under its own brands, including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Society Brand, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Sansabelt, Exclusively Misook, Barrie Pace, Christopher Blue, Worn and L. Paseo. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Kenneth Cole, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, DKNY Donna Karan New York, Pierre Cardin, Perry Ellis, Jeffrey Banks, Jhane Barnes, Lyle & Scott, Golden Bear, Jag and Starington. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.


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         The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements. The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company's periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company's results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.




                        -- Financial Summary Follows --

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                                            HARTMARX CORPORATION
                                     --- UNAUDITED FINANCIAL SUMMARY --
                                 (000's omitted, except per share amounts)


Statement of Earnings                       Three Months Ended May 31,                   Six Months Ended May 31,
                                              2006             2005                         2006           2005
                                          ---------          ---------                  ----------      ---------
Net sales                                 $ 152,566          $ 145,742                  $  296,770      $ 289,564
Licensing and other income                      398                283                       1,181          1,048
                                          ---------          ---------                  ----------      ---------
                                            152,964            146,025                     297,951        290,612
                                          ---------          ---------                  ----------      ---------
Cost of goods sold                          102,922             95,165                     198,831        190,823
Selling, general &
  administrative expenses                    41,511             40,179                      84,277         80,583
                                          ---------          ---------                  ----------      ---------
                                            144,433            135,344                     283,108        271,406
                                          ---------          ---------                  ----------      ---------
Operating earnings                            8,531             10,681                      14,843         19,206
Interest expense                              2,441              1,806                       4,548          3,381
                                          ---------          ---------                  ----------      ---------
Earnings before taxes                         6,090              8,875                      10,295         15,825
Tax provision                                 2,210              3,450                       3,830          6,195
                                          ---------          ---------                  ----------      ---------
Net earnings                              $   3,880          $   5,425                  $    6,465      $   9,630
                                          =========          =========                  ==========      =========
Earnings per share:
  Basic                                       $ .11              $ .15                       $ .18          $ .27
  Diluted                                     $ .10              $ .15                       $. 17          $ .26

Average shares: Basic                        36,814             36,412                      36,808         36,168
                Diluted                      37,545             37,245                      37,516         37,020


                                                  * * *


                                                     May 31,
                                         ------------------------------
Condensed Balance Sheet                      2006               2005
                                        -----------         -----------


Cash                                     $    6,546          $   6,459
Accounts receivable, net                    112,047            110,899
Inventories                                 156,878            149,198
Prepaid expenses and other assets            16,220             16,986
Goodwill and intangible assets               75,127             58,629
Deferred income taxes                        46,012             52,265
Intangible pension asset                     35,963             39,411
Net fixed assets                             36,105             33,936
                                        -----------         -----------
Total assets                             $  484,898          $ 467,783
                                        ===========         ===========

Accounts payable and accrued expenses    $   93,924          $  98,055
Total debt                                  109,404            105,880
Accrued  pension liability                   28,730             28,204
Shareholders' equity                        252,840            235,644
                                        -----------         -----------

Total liabilities and shareholders'
  equity                                 $  484,898           $467,783
                                        ===========         ===========

Book value per share                          $6.83              $6.41
                                              =====              =====




Selected cash flow data (year-to-date):

Capital expenditures                         $1,844             $8,724
Depreciation of fixed assets                  2,776              2,360
Amortization of intangible assets,
   long-lived assets and
   unearned employee benefits                 1,726             1,604



This information is preliminary and may be changed prior to filing Form 10-Q. No investment decisions should be based solely on this data.
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